Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated March 9, 2023, relating to the consolidated financial statements of AEON Biopharma, Inc. (Old AEON) as of and for the years ended December 31, 2022 and 2021 appearing in this Current Report on Form 8-K of AEON Biopharma, Inc. (formerly Priveterra Acquisition Corp.).

/s/ Ernst & Young LLP

Irvine, CA

July 27, 2023